EXHIBIT 10.15

IT Service Agreement
By and Between
ADM Tronics Unlimited, Inc. and its Subsidiaries (ADMT) and Ivivi Technologies, Inc. (IVVI)
Dated:
February 1, 2008

This agreement between the above referenced parties is to document the information technology (IT) services that IVVI will provide to ADMT.  Therefore:

1.	IVVI in conjunction with its outside IT professionals will service ADMT’s IT needs on an as needed basis.
2.	IVVI will invoice ADMT monthly for any time it spends in providing such services to ADMT.
3.	Rate that IVVI will charge ADMT will be determined at date of Invoice.
4.	Such invoices that IVVI issues ADMT with respect to such services will be due within 30 days.

Definitions:

a.
IT Services: Include, but are not limited to: Computer hardware and software related issues, network administration, e-mail hosting and administration, telephone and cabling installations and maintenance.

Both ADMT and IVVI confirm that this Agreement does not infer any other relationship between ADMT IVVI and does not obligate either party to be responsible for any debts or other liabilities of the other.  Both ADMT and IVVI are separate entities and each is responsible for any liabilities created.

This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and shall not be modified or terminated except by a written instrument executed by the parties hereto.

This Agreement supersedes any previous IT Service agreements between the parties hereto, whether written, oral or by practice.

This agreement shall be reciprocal between both companies.

In confirmation of the foregoing, the parties hereto have executed this agreement as of the day and year first above written.

/s/ Andre’ DiMino	/s/ Ed Hammel
Andre’ DiMino, CEO	Ed Hammel, EVP
ADM Tronics Unlimited, Inc.	Ivivi Technologies, Inc.